EXHIBIT 7

CORRESPONDENCE FROM AN INDEPENDENT ACCOUNTANT REGARDING NON-RELIANCE ON A PREVIOUSLY ISSUED AUDIT REPORT OR COMPLETED INTERIM REVIEW

January 17, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Graphene & Solar Technologies Limited

Commission File Number 333-174194

CIK#: 0001497649

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Graphene & Solar Technologies Limited in Item 4.02 of its Form 8-K dated 1-17-2019 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC